UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2026

PureCycle Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40234	86-2293091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 North Orange Avenue, Suite 106
Orlando, Florida		32801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 877 648-3565

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCT	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock, $0.001 par value per share, at an exercise price of $11.50 per share	PCTTW	The Nasdaq Stock Market LLC
Units, each consisting of one share of common stock, $0.001 par value per share, and three quarters of one warrant	PCTTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On November 4, 2026, the Company issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing the Company’s financial results for the third quarter ended September 30, 2026, and certain other information.

The information contained in Item 7.01 concerning the presentation to Company’s investors is hereby incorporated into this Item 2.02 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2026, the Board of Directors (“Board”) of PureCycle Technologies, Inc. (the “Company’) appointed Fernando Musa, currently an independent member of the Board, as Executive Chairman, for a term through December 31, 2027 ("Initial Term”) beginning on November 3, 2026 (“Effective Date”).

Mr. Musa, 61, joined the Board in 2021 as an independent director, a member of the Audit and Finance Committee, the Nominating and Corporate Governance (“N&G”) Committee, and the Operational Excellence Committee. Mr. Musa also previously served as PureCycle’s Lead Independent Director from March 2021 until May 2022 and a member of the Compensation Committee. Most recently, Mr. Musa has served as an Operating Partner of Advent International, a global private equity firm since March 2020. Mr. Musa has also served as a Senior Advisor of Bain & Company, a global management consultancy firm from March 2020 to July 2025. Previously, Mr. Musa served as the Global Chief Executive Officer of Braskem S.A., a petrochemical company, from May 2016 to December 2019, as Chief Executive Officer of Braskem America from May 2012 to April 2016, and as Braskem’s Vice President of Planning and Business Development in 2011. In 2010, Mr. Musa was responsible for Braskem’s Quattor Planning and Integration process. Mr. Musa received a degree in Mechanical Engineering from the Instituto Tecnológico da Aeronáutica in 1988 and also received a Master of Business Administration from Insead in 1992.

Mr. Musa will serve as the Executive Chairman of the Board, and will support Chief Executive Officer Dustin Olson, principally with commercial activities associated with the Company’s products manufactured at its purification facility in Ironton, Ohio and support management’s strategic and operational goals. During the Initial Term, Mr. Musa will receive a base salary at an annual rate of $500,000 and an opportunity to earn a discretionary cash bonus of up to $250,000 following the Initial Term based on the Board’s subjective evaluation of the success of Mr. Musa’s contributions to the Company. In addition, Mr. Musa will receive a one-time cash payment of $41,667.00 payable on the Effective Date, reimbursement of travel between Brazil and the United States, and will be granted an award of restricted stock units (“RSUs”) with a target grant date value of $500,000 on the Effective Date under the Company’s 2021 Equity and Incentive Compensation Plan, which RSUs will vest on November 3, 2027, subject to Mr. Musa’s continued employment with the Company through the vesting date.

With Mr. Musa’s appointment as Executive Chairman as of the Effective Date, Dan Coombs, currently serving as the Chairman of the Board of Directors, will step down as Chairman and will continue serving as a member of the Board. Tanya Burnell, an independent member of the Board will continue serving as the Lead Independent Director. Additionally, Mr. Musa will step down from his position as a member of the N&G and Audit and Finance Committees. The Board has appointed Valerie Mars, also an independent member of the Board, as a member of the N&G Committee.

Following these leadership changes, the Board will continue to be comprised of a majority of independent directors.

Item 7.01 Regulation FD Disclosure.

The slide presentation attached hereto as Exhibit 99.2, and incorporated herein by reference, will be presented to certain investors of the Company on November 4, 2026 and may be used by the Company in various other presentations to investors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Set forth below is a list of Exhibits included as part of this Current Report.

Exhibit Number	Description of Exhibit
99.1	Press Release by PureCycle Technologies, Inc., dated November 4, 2026
99.2	PureCycle Technologies, Inc. Presentation to Investors
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PureCycle Technologies, Inc.

Date:	November 4, 2026	By:	/s/ Donald Carpenter
Donald Carpenter, Chief Financial Officer (Principal Financial Officer)